EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS SECOND QUARTER AND FIRST HALF 2022 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.075

Selected Highlights

•	Second quarter net income of $71.4 million and Operating EBITDA* of $145.1 million
•	Record quarterly wood products operating income and energy revenues

NEW YORK, NY, July 28, 2022 ‑ Mercer International Inc. (Nasdaq: MERC) today reported second quarter 2022 Operating EBITDA increased to a $145.1 million from $83.8 million in the second quarter of 2021 and decreased from $154.5 million in the first quarter of 2022.

In the second quarter of 2022, net income was $71.4 million (or $1.08 per basic share and $1.07 per diluted share) compared to $21.4 million (or $0.32 per share) in the second quarter of 2021 and net income of $88.9 million (or $1.35 per basic share and $1.34 per diluted share) in the first quarter of 2022.

In the first half of 2022, Operating EBITDA increased by 81% to $299.5 million from $165.8 million in the same period of 2021. In the first half of 2022, net income was $160.3 million (or $2.43 per basic share and $2.41 per diluted share) compared to $27.3 million (or $0.41 per share) in the same period of 2021.

Mr. Juan Carlos Bueno, the Chief Executive Officer, stated: “Our strong second quarter operating results were driven by increased pulp and lumber pricing, continued strong energy pricing and our Stendal mill’s reversal of it’s wastewater fee accrual. These positive effects were offset by higher planned maintenance costs, higher costs for key inputs including fiber, energy and chemicals, and lower pulp sales volumes. We continue to see cost inflation for certain inputs, including energy costs. However, we see our surplus energy sales as a strong hedge against higher energy prices and we are focused on developing strategies to manage the cost of our key inputs.

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

When comparing our second quarter pulp results to the first quarter, our second quarter was negatively impacted by higher planned maintenance costs, lower pulp sales volumes and higher per unit fiber costs. During the quarter our mills were down for planned maintenance a total of 43 days compared to none in the first quarter and our Celgar mill was down an additional six days due to a slower than plan startup. As expected, our fiber costs were up quarter over quarter, but we are currently expecting that these costs will be flat in the third quarter with a modest increase in Germany and a modest decrease in Canada.

In July 2022 our Stendal mill had a fire in its woodyard which did not damage the mill's operations. We have now restarted the mill and are ramping up its production. We have implemented a work around chip in-feed process which is designed to let the mill operate at about 80% of capacity. We expect the planning and installation of replacement equipment will take several months.

Our Friesau sawmill continued its strong performance in the second quarter achieving record operating income. The mill’s improvement relative to first quarter was primarily due to improved lumber pricing in Europe and strong pricing in the U.S., which were partially offset by higher fiber prices. In the second quarter of 2022, our solid wood segment generated operating income of $45.9 million.

Pulp supply demand fundamentals remained strong throughout the second quarter and resulted in price improvements in all of our markets. Low customer inventory levels and limited pulp supply were the main drivers in market tightness. As of June 30, 2022, third party industry quoted NBSK list prices were approximately $1,485 per ADMT in Europe and net prices were approximately $1,008 per ADMT in China.

Global logistics challenges are slowly easing but continue to impact our business primarily in the form of irregular North American rail traffic, which forces us to use additional higher cost trucking. We are seeing the railways making slow progress in unwinding their system backlogs and expect that these logistics issues will continue to improve going forward.

As we move into the third quarter, we expect stable pulp prices as a result of low customer inventory levels and supply constraints. We expect lumber prices in the United States to be generally stable and prices in Europe to decline from the second quarter but remain at historically attractive levels in both markets. Further, we expect continued strong energy demand and prices in Germany in the third quarter of 2022.

Currently our 2022 capital expenditures are on track to total approximately $175 million to $200 million. The majority of these investments are designed to deliver high returns, help us achieve our ESG objectives and enhance shareholder value. I am also pleased to announce that our Board has approved an incremental $27 million investment at our Spokane mass timber facility. This investment will allow this state-of-the-art facility to fully utilize a more varied raw material mix and increase finger joint lumber production. We expect this investment will become a stepping stone to additional modest investments to increase cross-laminated timber ("CLT") and glue laminated beam capacity as our order book grows. We are excited about the potential of this business given CLT’s lower carbon footprint and faster construction characteristics compared to traditional construction materials like concrete and steel. Over time, as we continue to ramp up this business, I believe our CLT business will become a key component in our solid wood business.”

Consolidated Financial Results

	Q2	Q1	Q2	YTD	YTD
	2022	2022	2021	2022	2021
	(in thousands, except per share amounts)
Revenues	$572,326	$592,741	$401,832	$1,165,067	$814,552
Operating income	$114,031	$122,351	$51,836	$236,382	$102,865
Operating EBITDA	$145,059	$154,467	$83,791	$299,526	$165,787
Loss on early extinguishment of debt	$—	$—	$—	$—	$(30,368)	(1)
Net income	$71,372	$88,897	$21,415	$160,269	$27,348
Net income per common share
Basic	$1.08	$1.35	$0.32	$2.43	$0.41
Diluted	$1.07	$1.34	$0.32	$2.41	$0.41

______________

(1)	Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

Consolidated – Three Months Ended June 30, 2022 Compared to Three Months Ended June 30, 2021

Total revenues in the second quarter of 2022 increased by approximately 42% to $572.3 million from $401.8 million in the same quarter of 2021 primarily due to higher pulp sales volumes and higher pulp, energy and lumber sales realizations.

In the second quarter of 2022, our energy and chemical revenues increased to $47.8 million from $16.9 million in the same quarter of 2021 primarily as a result of higher energy prices in Germany, which were double those in the same quarter of 2021.

Costs and expenses in the second quarter of 2022 increased by approximately 31% to $458.3 million from $350.0 million in the second quarter of 2021 primarily due to higher pulp sales volumes and driven by inflationary pressure on our key production costs such as fiber, energy and chemicals and also freight costs. Such cost increases were partially offset by the positive impact of a stronger dollar on our euro and Canadian dollar denominated costs and expenses.

In the second quarter of 2022, Operating EBITDA increased by approximately 73% to $145.1 million from $83.8 million in the same quarter of 2021 primarily due to higher sales realizations and pulp sales volumes and the positive impact of a stronger dollar partially offset by higher per unit fiber and other production costs.

Segment Results

Pulp

	Three Months Ended June 30,
	2022	2021
	(in thousands)
Pulp revenues	$418,579	$297,191
Energy and chemical revenues	$41,725	$13,058
Operating income	$75,471	$13,338

In the second quarter of 2022, pulp segment operating income increased to $75.5 million from $13.3 million in the same quarter of 2021 primarily due to higher sales realizations and sales volumes and the positive impact of a stronger dollar, partially offset by higher per unit fiber costs and other production costs.

Pulp revenues in the second quarter of 2022 increased by approximately 41% to $418.6 million from $297.2 million in the same quarter of 2021 due to both higher sales volumes and sales realizations.

Energy and chemical revenues increased to a record $41.7 million in the second quarter of 2022 from $13.1 million in the same quarter of 2021 primarily due to higher sales realizations. During the second quarter of 2022, we benefitted from strong energy demand and higher energy prices in Germany.

In the second quarter of 2022, third party industry quoted average list prices for NBSK pulp increased from the same quarter of 2021 primarily as a result of low customer inventory levels. Our average NBSK pulp sales realizations increased by approximately 7% to $890 per ADMT in the second quarter of 2022 from approximately $830 per ADMT in the same quarter of 2021.

Costs and expenses in the second quarter of 2022 increased by approximately 30% to $384.8 million from $297.0 million in the second quarter of 2021 primarily due to higher pulp sales volumes, per unit fiber costs and energy, chemical and freight costs. The higher costs were partially offset by the positive impact of a stronger dollar and in the second quarter of 2022, we received German regulatory approval to reverse a wastewater fee accrual of $13.3 million as a result of completing certain capital projects.

In the second quarter of 2022 per unit fiber costs increased by approximately 32% from the same quarter of 2021 primarily due to higher per unit fiber costs for our German mills as a result of higher demand from other wood consumers such as heating pellet manufacturers. For our Canadian mills, per unit fiber costs were flat as demand remained strong in the mills' fiber baskets. We currently expect per unit fiber costs to be flat in the third quarter of 2022 with a modest increase in Germany and a modest decrease in Canada.

Wood Products

	Three Months Ended June 30,
	2022	2021
	(in thousands)
Lumber revenues	$96,268	$86,285
Energy revenues	$5,055	$2,692
Wood residual revenues	$3,367	$1,462
Operating income	$45,853	$42,314

In the second quarter of 2022, our wood products segment operating income increased approximately 9% to a record $45.9 million from $42.3 million in the same quarter of 2021 primarily due to higher sales realizations partially offset by higher per unit fiber costs.

Average lumber sales realizations increased by approximately 10% to $867 per Mfbm in the second quarter of 2022 from approximately $789 per Mfbm in the same quarter of 2021 as we benefitted from strong sales to the U.S. market and its high prices in the first part of the quarter. Although U.S. lumber pricing decreased in the later part of the current quarter due to concerns of rising interest rates and inflationary pressures, prices were still at historically attractive levels. European lumber pricing increased due to steady demand with limited supply.

In the second quarter of 2022 per unit fiber costs increased by approximately 37% from the same quarter of 2021 as a result of both strong demand for sawlogs and the use of  more green logs as  producers have largely worked through the availability of lower cost beetle damaged timber. We currently expect per unit fiber costs to increase in the third quarter of 2022.

Consolidated – Six Months Ended June 30, 2022 Compared to Six Months Ended June 30, 2021

Total revenues for the first half of 2022 increased by approximately 43% to $1,165.1 million from $814.6 million in the first half of 2021 primarily due to higher sales realizations and higher pulp sales volumes.

Costs and expenses in the first half of 2022 increased by approximately 30% to $928.7 million from $711.7 million in the first half of 2021 primarily due to higher pulp sales volumes, per unit fiber costs and energy, freight and chemical costs partially offset by the positive impact of a stronger dollar on our euro and Canadian dollar denominated costs and expenses.

In the first half of 2022, Operating EBITDA increased by approximately 81% to $299.5 million from $165.8 million in the same period of 2021 primarily due to higher sales realizations and pulp sales volumes and the positive impact of a stronger dollar partially offset by higher per unit fiber costs and other production costs.

Liquidity

As of June 30, 2022, we had cash, cash equivalents and a term deposit aggregating $494.9 million and approximately $276.2 million available under our revolving credit facilities providing us with aggregate liquidity of about $771.1 million.

Quarterly Dividend

A quarterly dividend of $0.075 per share will be paid on October 5, 2022 to all shareholders of record on September 28, 2022. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for July 29, 2022 at 11:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/ka7jrybt or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 550 million board feet of lumber and 140 thousand cubic meters of CLT. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q2	Q1	Q2	YTD	YTD
	2022	2022	2021	2022	2021
	(in thousands, except per share amounts)
Pulp segment revenues	$460,304	$485,931	$310,249	$946,235	$650,005
Wood products segment revenues	104,690	101,033	90,439	205,723	161,426
Corporate and other revenues	7,332	5,777	1,144	13,109	3,121
Total revenues	$572,326	$592,741	$401,832	$1,165,067	$814,552

Pulp segment operating income	$75,471	$86,236	$13,338	$161,707	$38,634
Wood products segment operating income	45,853	40,479	42,314	86,332	70,291
Corporate and other operating loss	(7,293)	(4,364)	(3,816)	(11,657)	(6,060)
Total operating income	$114,031	$122,351	$51,836	$236,382	$102,865

Pulp segment depreciation and amortization	$27,001	$27,684	$27,967	$54,685	$55,013
Wood products segment depreciation and amortization	3,234	3,637	3,748	6,871	7,471
Corporate and other depreciation and amortization	793	795	240	1,588	438
Total depreciation and amortization	$31,028	$32,116	$31,955	$63,144	$62,922

Operating EBITDA	$145,059	$154,467	$83,791	$299,526	$165,787
Loss on early extinguishment of debt	$—	$—	$—	$—	$(30,368)	(1)
Income tax provision	$(34,126)	$(24,236)	$(10,685)	$(58,362)	$(13,383)
Net income	$71,372	$88,897	$21,415	$160,269	$27,348
Net income per common share
Basic	$1.08	$1.35	$0.32	$2.43	$0.41
Diluted	$1.07	$1.34	$0.32	$2.41	$0.41
Common shares outstanding at period end	66,167	66,132	66,037	66,167	66,037

______________

(1)	Redemption of 6.50% senior notes due 2024 and 7.375% senior notes due 2025.

(1)

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*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

Summary Operating Highlights

	Q2	Q1	Q2	YTD	YTD
	2022	2022	2021	2022	2021
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	418.3	435.5	355.1	853.8	752.0
NBHK	51.6	56.8	4.5	108.4	86.1
Annual maintenance downtime ('000 ADMTs)	54.2	—	173.1	54.2	210.9
Annual maintenance downtime (days)	43	—	117	43	144
Pulp sales ('000 ADMTs)
NBSK	405.7	505.1	330.4	910.8	749.1
NBHK	65.8	49.9	30.3	115.8	99.4
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,437	1,330	1,288	1,383	1,163
China	1,008	899	962	954	922
North America	1,743	1,527	1,598	1,635	1,450
Average NBHK pulp prices ($/ADMT)(1)
China	815	668	767	742	729
North America	1,517	1,312	1,297	1,414	1,158
Average pulp sales realizations ($/ADMT)(2)
NBSK	890	812	830	847	739
NBHK	843	695	672	780	566
Energy production ('000 MWh)(3)	496.6	531.5	362.0	1,028.1	881.1
Energy sales ('000 MWh)(3)	199.3	194.7	130.9	394.0	332.0
Average energy sales realizations ($/MWh)(3)	186	186	90	186	94

Wood Products Segment
Lumber production (MMfbm)	112.2	115.6	116.7	227.8	234.5
Lumber sales (MMfbm)	111.0	109.9	109.3	220.9	217.5
Average lumber sales realizations ($/Mfbm)	867	840	789	854	706
Energy production and sales ('000 MWh)	25.5	24.5	21.0	50.0	37.3
Average energy sales realizations ($/MWh)	198	211	128	205	129

Average Spot Currency Exchange Rates
$ / €(4)	1.0646	1.1216	1.2050	1.0929	1.2048
$ / C$(4)	0.7836	0.7897	0.8142	0.7866	0.8026

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(1)	Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Does not include our 50% joint venture interest in the Cariboo mill, which is accounted for using the equity method.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$572,326	$401,832	$1,165,067	$814,552
Costs and expenses
Cost of sales, excluding depreciation and amortization	403,671	297,826	819,766	608,023
Cost of sales depreciation and amortization	31,004	31,935	63,101	62,881
Selling, general and administrative expenses	23,620	20,235	45,818	40,783
Operating income	114,031	51,836	236,382	102,865
Other income (expenses)
Interest expense	(17,332)	(17,130)	(34,796)	(36,149)
Loss on early extinguishment of debt	—	—	—	(30,368)
Other income (expenses)	8,799	(2,606)	17,045	4,383
Total other expenses, net	(8,533)	(19,736)	(17,751)	(62,134)
Income before income taxes	105,498	32,100	218,631	40,731
Income tax provision	(34,126)	(10,685)	(58,362)	(13,383)
Net income	$71,372	$21,415	$160,269	$27,348
Net income per common share
Basic	$1.08	$0.32	$2.43	$0.41
Diluted	$1.07	$0.32	$2.41	$0.41
Dividends declared per common share	$0.0750	$0.0650	$0.1500	$0.1300

(3)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$419,861	$345,610
Term deposit	75,000	—
Accounts receivable, net	308,067	345,345
Inventories	348,837	356,731
Prepaid expenses and other	17,349	16,619
Total current assets	1,169,114	1,064,305
Property, plant and equipment, net	1,095,340	1,135,631
Investment in joint ventures	46,584	49,651
Amortizable intangible assets, net	44,901	47,902
Operating lease right-of-use assets	9,958	9,712
Pension asset	3,888	4,136
Other long-term assets	44,672	38,718
Deferred income tax	1,259	1,177
Total assets	$2,415,716	$2,351,232
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$273,122	$282,307
Pension and other post-retirement benefit obligations	782	817
Total current liabilities	273,904	283,124
Long-term debt	1,245,906	1,237,545
Pension and other post-retirement benefit obligations	19,498	21,252
Operating lease liabilities	7,161	6,574
Other long-term liabilities	13,227	13,590
Deferred income tax	103,898	95,123
Total liabilities	1,663,594	1,657,208
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,167,000 issued and outstanding (2021 – 66,037,000)	66,132	65,988
Additional paid-in capital	350,224	347,902
Retained earnings	521,274	370,927
Accumulated other comprehensive loss	(185,508)	(90,793)
Total shareholders’ equity	752,122	694,024
Total liabilities and shareholders’ equity	$2,415,716	$2,351,232

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash flows from (used in) operating activities
Net income	$71,372	$21,415	$160,269	$27,348
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	31,028	31,955	63,144	62,922
Deferred income tax provision	6,624	1,276	15,007	2,480
Loss on early extinguishment of debt	—	—	—	30,368
Defined benefit pension plans and other post-retirement benefit plan expense	439	856	877	1,775
Stock compensation expense	1,517	975	2,466	1,585
Foreign exchange transaction losses (gains)	(9,591)	1,966	(13,419)	(6,640)
Other	30	356	(771)	(260)
Defined benefit pension plans and other post-retirement benefit plan contributions	(1,200)	(1,202)	(2,394)	(2,125)
Changes in working capital
Accounts receivable	65,509	16,364	13,382	3,941
Inventories	(13,342)	(21,964)	(15,067)	(42,763)
Accounts payable and accrued expenses	3,813	30,167	3,246	34,603
Other	(1,658)	(1,012)	(3,389)	(1,794)
Net cash from (used in) operating activities	154,541	81,152	223,351	111,440
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(47,028)	(62,124)	(80,321)	(87,386)
Insurance proceeds	—	20,048	6,410	20,048
Purchase of term deposit	(75,000)	—	(75,000)	—
Purchase of amortizable intangible assets	(25)	(568)	(85)	(1,209)
Other	499	285	652	(109)
Net cash from (used in) investing activities	(121,554)	(42,359)	(148,344)	(68,656)
Cash flows from (used in) financing activities
Redemption of senior notes	—	—	—	(824,557)
Proceeds from issuance of senior notes	—	—	—	875,000
Proceeds from (repayment of) revolving credit facilities, net	(13,066)	(42,042)	17,438	(57,112)
Dividend payments	(4,960)	(4,289)	(4,960)	(4,289)
Payment of debt issuance costs	—	—	(1,184)	(14,414)
Proceeds from government grants	—	—	1,067	8,532
Payment of finance lease obligations	(1,671)	(1,833)	(6,606)	(3,536)
Other	277	1	(566)	3,625
Net cash from (used in) financing activities	(19,420)	(48,163)	5,189	(16,751)
Effect of exchange rate changes on cash and cash equivalents	(4,411)	(1,179)	(5,945)	(2,597)
Net increase (decrease) in cash and cash equivalents	9,156	(10,549)	74,251	23,436
Cash and cash equivalents, beginning of period	410,705	395,083	345,610	361,098
Cash and cash equivalents, end of period	$419,861	$384,534	$419,861	$384,534

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or operating income as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Q2	Q1	Q2	YTD	YTD
	2022	2022	2021	2022	2021
Net income	$71,372	$88,897	$21,415	$160,269	$27,348
Income tax provision	34,126	24,236	10,685	58,362	13,383
Interest expense	17,332	17,464	17,130	34,796	36,149
Loss on early extinguishment of debt	—	—	—	—	30,368
Other expense (income)	(8,799)	(8,246)	2,606	(17,045)	(4,383)
Operating income	114,031	122,351	51,836	236,382	102,865
Add: Depreciation and amortization	31,028	32,116	31,955	63,144	62,922
Operating EBITDA	$145,059	$154,467	$83,791	$299,526	$165,787

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